Filed Pursuant to Rule 424(b)2 Registration No. 333-132747

PRODUCT SUPPLEMENT (To Prospectus dated March 27, 2006)
Product Supplement
100% Principal Protection Range Accrual Notes
Strategic Alternatives to Fixed Income Investing

UBS AG from time to time may offer and sell range accrual notes, which we refer to as the “Notes” or the “Range Accrual Notes.” This product supplement describes some of the general terms that may apply to the Notes and the general manner in which they may be offered. The specific terms of any Notes that we offer, and the specific manner in which such Notes may be offered, will be described in a free writing prospectus and/or a pricing supplement to this product supplement. If there is any inconsistency between the terms described in such free writing prospectus or pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the free writing prospectus or the pricing supplement will control. The general terms of the Notes are described in this product supplement and, unless otherwise specified in the free writing prospectus or pricing supplement, include the following:

•	The Notes will be issued by UBS AG, acting through its Jersey Branch.
•	The Notes will be senior obligations of UBS AG, acting through its Jersey Branch.
•	The interest payable with respect to any interest period will be equal to the Applicable Interest Rate specified for such interest period in the applicable pricing supplement.
•
The “Applicable Interest Rate” for any interest period (as specified in the applicable pricing supplement) will be either (a) a specified fixed or floating interest rate (a “Specified Rate”) or (b) a rate (a “Range Accrual Rate”) equal to a Base Rate multiplied by a fraction, the numerator of which is equal to the number of days during such interest period on which the applicable Reference Rate falls within the range of values specified in the applicable pricing supplement and the denominator of which is the number of actual days in such interest period (each as defined herein).  For purposes of determining the Range Accrual Rate (a) the applicable Reference Rate with respect to any calendar day (other than the four Business Days immediately preceding the Interest Payment Date for the relevant interest period) that is not a Business Day shall be the Reference Rate for the immediately preceding Business Day and (b) the applicable Reference Rate with respect to the four Business Days immediately preceding the Interest Payment Date for the relevant interest period shall be the Reference Rate for the fifth Business Day immediately preceding such Interest Payment Date.

•	The “Base Rate” will be a rate equal or linked to either a fixed or variable rate specified in the applicable pricing supplement, which will also describe the method of calculating the Base Rate.
•
The “Reference Rate” will be any of the following: a USD LIBOR rate, a CMT rate, a USD Swap rate (each as defined herein), an amount (expressed as a percentage per annum, a “Spread Rate”) equal to the excess (a “Spread”) of one such rate over another such rate or of one rate or Spread over another rate or Spread, or any other market rate or Spread specified in the applicable free writing prospectus or pricing supplement.

•	The Notes will be subject to redemption at the option of the issuer, unless otherwise specified in the applicable free writing prospectus or pricing supplement.
•	The Notes will be denominated in U.S. Dollars and the principal and/or the interest will be payable in U.S. Dollars.
•	UBS AG, London Branch will be the Calculation Agent for the Notes.

The applicable pricing supplement will describe the specific terms of the Notes, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-13 of this product supplement for risks related to an investment in the Notes.

To help investors identify appropriate structured products, UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as Protection Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Characterization” beginning on page PS-8.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Financial Services, Inc.	UBS Investment Bank

Product Supplement dated August 7, 2007

ADDITIONAL INFORMATION ABOUT THE 100% PRINCIPAL PROTECTION RANGE ACCRUAL NOTES

You should read this product supplement together with the prospectus dated March 27, 2006, relating to our Medium Term Notes, Series A, of which the Notes are a part, and any free writing prospectus or pricing supplement that we may file with the SEC from time to time. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated March 27, 2006:
http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

Our Central Index Key, or CIK, on the SEC website is 00011144446.

INDEX

Product Supplement
Product Supplement Summary	PS-1
Hypothetical Payment Amounts on Your Notes	PS-10
Risk Factors	PS-13
Valuation of the Notes	PS-18
General Terms of the Notes	PS-19
Use of Proceeds and Hedging	PS-26
Certain United States Federal Income Tax Considerations	PS-27
ERISA Considerations	PS-32
Supplemental Plan of Distribution	PS-34
Prospectus
Introduction	3
Cautionary Note Regarding Forward-Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82

Product Supplement Summary

This product supplement describes terms that will apply generally to the Notes.  The specific pricing terms relating to a particular issuance of the Notes will be set forth in a separate pricing supplement.  Any pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Notes”, we mean 100% principal protection range accrual notes. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 27, 2006, of UBS. References to the “applicable pricing supplement” means any free writing prospectus and pricing supplement that describe the specific terms of your Notes.

What Are the 100% Principal Protection Range Accrual Notes?

Range Accrual Notes are medium-term senior notes issued by us with interest linked to the values of one or more Reference Rates, as specified in the applicable pricing supplement.

You will receive interest payments based on the Applicable Interest Rate specified in, and as determined by the Calculation Agent pursuant to, the applicable pricing supplement.  Unlike with ordinary debt securities, the interest rate applicable to Range Accrual Notes may vary from interest period to interest period.  The “Applicable Interest Rate” for any interest period (as specified in the applicable pricing supplement) will be either (a) a specified fixed or floating interest rate (a “Specified Rate”) or (b) a rate (a “Range Accrual Rate”) equal to the Base Rate multiplied by a fraction, the numerator of which is equal to the number of days during such interest period on which the applicable Reference Rate falls within the range of values specified in the applicable pricing supplement and the denominator of which is the number of actual days in such interest period.  For purposes of determining the Range Accrual Rate (a) the applicable Reference Rate with respect to any calendar day (other than the four Business Days immediately preceding the interest payment date for the relevant interest period) that is not a Business Day shall be the Reference Rate for the immediately preceding Business Day and (b) the applicable Reference Rate with respect to the four Business Days immediately preceding the interest payment date for the relevant interest payment period shall be the Reference Rate for the fifth Business Day immediately preceding such interest payment date.

The Notes will bear interest at the Applicable Interest Rate, payable at the intervals specified in the applicable pricing supplement.  If any interest payment date is not a Business Day, then the interest payment date will be the first subsequent day that is a Business Day, unless that day falls in the next calendar month, in which case the interest payment date will be the last Business Day of the then current month.  Unless otherwise specified in the applicable pricing supplement, interest will be computed on the basis of the actual number of days elapsed and a 360-day year.

The Notes Are Part of a Series

The Notes are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here will control.

Specific Terms of Each Note Will Be Described in Applicable Pricing Supplements

The specific terms of your Notes will be described in the applicable pricing supplement accompanying this product supplement. The terms described there supplement those described here and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement will control.

Any applicable pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

What are the Reference Rates?

The interest on the Notes may be based on the London Inter-Bank Offer Rate for deposits in U.S. Dollars (“USD LIBOR”) with such designated maturities as set forth in the applicable pricing supplement (including but not limited to the 3-Month USD LIBOR, 6-Month USD LIBOR or 12-Month USD LIBOR), the constant maturity rate for Treasury Bills (“CMT”) with such designated maturities as set forth in the applicable pricing supplement (including but not limited to the 2-Year CMT rate and the 10-Year CMT rate), a USD Swap Rate with such designated maturities as set forth in the applicable pricing supplement (including but not limited to the 2-Year USD Swap Rate and 10-Year USD Swap Rate), an amount (expressed as a percentage per annum, a “Spread Rate”) equal to the excess (a “Spread”) of one such rate over another such rate or of one rate or Spread over another rate or Spread, or any other market rate or spread specified in the applicable pricing supplement.

➢
If the applicable pricing supplement specifies a USD LIBOR rate as a Reference Rate, then unless otherwise specified therein, the USD LIBOR rate in U.S. Dollars with respect to a certain designated maturity set forth in the applicable pricing supplement is:

•
for any Business Day, the offered rate (British Bankers’ Association) for deposits in U.S. Dollars for a period equal to such designated maturity, commencing on such Business Day, which appears on Reuters Page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on that Business Day.  If the USD LIBOR rate cannot be determined on any Business Day as described above, then the USD LIBOR rate will be determined on the basis of the rates, at approximately 11:00 a.m. London time on that Business Day, at which deposits in U.S. Dollars for a period equal to such designated maturity are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent, beginning on that Business Day in a representative amount.  The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate.  If at least two quotations are provided, the USD LIBOR rate for that Business Day will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as described above, the USD LIBOR rate for that Business Day will be the arithmetic mean of the rates for loans, in U.S. Dollars for a period equal to such designated maturity, to leading European banks quoted, at approximately 11:00 a.m. in New York, New York, on that Business Day, by three major banks selected by the Calculation Agent, beginning on that Business Day in a representative amount.  If fewer than three banks selected by the Calculation Agent are quoting as described above, the USD LIBOR rate for that Business Day will be determined by the Calculation Agent in a commercially reasonable manner and in its sole and absolute discretion.

➢
If the applicable pricing supplement specifies a CMT rate as a Reference Rate, then unless otherwise specified therein, the CMT rate with respect to a certain designated maturity set forth in the applicable pricing supplement is:

•
for any Business Day, the rate set forth for a period equal to such designated maturity in the weekly statistical release designated as H.15(519) as displayed on Reuters Page 7051 for such Business Day;

•	If the CMT rate cannot be determined in the manner described above, the following procedures will be used:

o
If the applicable rate described above is not displayed on Reuters Page 7051 by 3:30 p.m. (New York City time) on such Business Day, unless the calculation is made earlier and the rate is available from that source at that time on such date, then the applicable rate will be the Treasury constant maturity rate having such designated maturity as published in H.15(519) or another recognized electronic source for displaying the rate.

o
If the applicable rate described above is not published in H.15(519) or another recognized electronic source for displaying such rate by 3:30 p.m. (New York City time) on such Business Day, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the Treasury constant maturity rate, or other United States Treasury rate, for the designated maturity and with reference to the particular Business Day, that is published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury and that the Calculation Agent determines to be comparable to the rate formerly displayed on Reuters Telerate Page 7051 and published in H.15(519).

o
If the rate described in the prior paragraph cannot be determined, then the Calculation Agent will determine the CMT rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 p.m. (New York City time), on such Business Day reported, according to their written records, by three leading primary United States government securities dealers in New York City.  The Calculation Agent will select five such securities dealers, and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct non-callable fixed rate obligations of the United States Treasury (“Treasury Notes”) with an original maturity of approximately the same designated maturity as the Reference Rate as set forth in the applicable pricing supplement and a remaining term to maturity of no more than one year shorter then the designated maturity of the Reference Rate.  If two Treasury Notes with an original maturity as described above have remaining terms to maturity equally close to that of the designated maturity of the Reference Rate, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

•
If the Calculation Agent cannot obtain three Treasury Note quotations of the kind described in the prior paragraph, the Calculation Agent will determine the CMT rate to be the yield to maturity based on the average of the secondary market offered rates for Treasury Notes with an original maturity longer than that of the designated maturity of the Reference Rate which have a remaining term to maturity closest to that of the designated maturity of the Reference Rate and in a representative amount, as of approximately 3:30 p.m. (New York City time), on such Business Day of leading primary United States government securities dealers in New York City.  In selecting these offered rates, the Calculation Agent will request quotations from at least five such securities dealers and will disregard the highest quotation (or if there is equality, one of the highest) and the lowest quotation (or if there is equality, one of the lowest).  If two Treasury Notes with an original maturity longer than that of the designated maturity of the Reference Rate have remaining terms to maturity that are equally close to the designated CMT Index Maturity, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.  If fewer than five but more than two of the leading primary United States government securities dealers are quoting as described above, then the CMT rate for such Business Day will be based on the average of the offered rates obtained, and neither the highest nor the lowest of those quotations will be eliminated.  If two or fewer leading primary United States government securities dealers selected by the Calculation Agent are quoting as described above, the CMT rate will be determined by the Calculation Agent acting in good faith in light of the commercial circumstances.

➢
Unless otherwise specified in the applicable pricing supplement, a “USD Swap Rate” means, for any day, the rate, expressed as a percentage, for U.S. Dollar swaps with a maturity of certain specifed years, that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on such day.  If such rate does not appear on the Reuters Screen ISDAFIX1 on such date, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” (as defined below) as the applicable rate.  Examples of USD Swap Rates include the following:

•
The “USD 30-year Swap Rate” means, for any day, the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage, that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on such day.  If such rate does not appear on the Reuters Screen ISDAFIX1 on such date, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” (as defined below) as the applicable rate.

•
The “USD 10-year Swap Rate” means, for any day, the rate for U.S. Dollar swaps with a maturity of 10 years, expressed as a percentage, that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on such day.  If such rate does not appear on the Reuters Screen ISDAFIX1 on such date, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” (as defined below) as the applicable rate.

•
“USD 2-year Swap Rate” means, for any day, the rate for U.S. Dollar swaps with a maturity of two years, expressed as a percentage, that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on such day.  If such rate does not appear on the Reuters Screen ISDAFIX1 on such date, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” (as defined below) as the applicable rate.

“USD-CMS-Reference Banks” means, as of any Daily Spread Observation Date, the rate determined on the basis of the mid-market semi-annual swap rate quotations provided to the Calculation Agent by the Reference Banks (as defined below) at approximately 11:00 a.m., New York City time, on such Daily Spread Observation Date.  For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the Designated Maturity (as defined below) commencing on the second following New York Business Day and in a Representative Amount (as defined below) with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR with a designated maturity of three months.  If at least three quotations are provided, the rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If fewer than three quotations are provided, the rate for the relevant Daily Spread Observation Date will be determined by the Calculation Agent in a commercially reasonable manner and in its sole and absolute discretion.

“Reference Banks” means five leading swap dealers in the New York City interbank market selected by the Calculation Agent for the purposes of providing quotations as described above.

“Designated Maturity” means, with respect to a USD Swap Rate, the designated maturity term for such USD Swap Rate.  For example, the Designated Maturity to the USD 30-year Swap Rate is thirty years and to the USD 2-year Swap Rate is two years.

“Representative Amount” means an amount that, in the commercially reasonable judgment of the Calculation Agent, is representative for a single U.S. Dollar interest rate transaction in the relevant market at the relevant time.

➢
A “Spread Rate” means an amount (expressed as a percentage per annum) equal to the excess (a “Spread”) of one specified rate over another specified rate or of one specified rate or Spread over another specified rate or Spread.

For a detailed description of how each of the Reference Rate will be determined, see “General Terms of the Notes–Interest” on page PS-20.  For purposes of determining the USD LIBOR rate, a “Business Day” will exclude any day that is a day on which dealings in deposits in U.S. Dollars are not transacted, or with respect to any future date are expected not to be transacted, in the London interbank market.  For a description of “Business Day”, see “General Terms of the Notes–Modified Business Day” on page PS-25.

The Notes may be a suitable investment for you if:

➢
You believe that there will be a significant number of days on which the applicable Reference Rate will be within the relevant specified range, such that the Notes will provide you with your minimum return requirements.

➢	You seek an investment that is 100% principal protected if held to maturity.

➢	You seek an investment with a return linked to the applicable Reference Rate and understand the complex factors that influence long- and short-term interest rates.

➢	You are comfortable holding notes with unpredictable interest payments which could result in your receiving no interest for some or all of the term of your Notes.

➢	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

➢	You are comfortable holding Notes that, unless otherwise specified in the applicable pricing supplement, are callable by the Issuer.

The Notes may not be a suitable investment for you if:

➢
You believe that there will be a significant number of days on which the applicable Reference Rate will be outside the relevant specified range, such that the Notes will not provide you with your minimum return requirements.

➢	You seek an investment for which there will be an active secondary market.

➢	You are unable or unwilling to hold the Notes until maturity.

➢	You are uncomfortable holding notes with unpredictable interest payments which could result in your receiving no interest for one or more interest periods.

➢	You are not comfortable investing in notes that are, unless otherwise specified in the applicable pricing supplement, callable by the issuer.

What are some of the risks of the Notes?

An investment in the Notes involves risks.  Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the “Risk Factors” section of this product supplement, beginning on page PS-13, together with the other information in the accompanying prospectus and the applicable pricing supplement, before investing in the Notes.

➢
Unpredictable Rate of Return— The maximum interest rate for any interest period is the Specified Rate or Base Rate specified in the applicable pricing supplement for such period.  In the case of a Base Rate, unless otherwise specified in the applicable pricing supplement, the Notes will only bear interest for such interest period at that rate if the applicable Reference Rate remains within the relevant specified range on each day during such interest period.  Accordingly, the actual interest payable on your Notes for any interest period that requires the applicable Reference Rate to be within the relevant specified range may be zero, and your return for any interest period over the life of the Notes could be significantly less than the Base Rate for that interest period.

➢
There may be little or no secondary market for the Notes— We do not intend to list the Notes on any stock exchange or automated quotation system, and there can be no assurances that a secondary market for the Notes will develop.  UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop such market-making activities at any time.

What are some factors that affect a change in the USD LIBOR rate?

Factors that may affect the USD LIBOR rate:

•	supply and demand among banks in London for U.S. Dollar-denominated deposits with similar time remaining to maturity;

•	general economic, financial, political or regulatory conditions;

•	monetary policies of the Federal Reserve Bank;

•	changes in interest rates generally; and

•	inflation and expectations concerning inflation.

What is the Constant Maturity Treasury rate and what are some factors that affect a change in it?

According to the United States Treasury’s website, “Constant Maturity Treasury” rates (or “CMTs”) are yields interpolated by the United States Department of the Treasury from its daily yield curve.  That yield curve, which relates the yield on a U.S. Treasury security to its time to maturity, is based on the closing market bid yields on actively traded U.S. Treasury securities in the over-the-counter market.  These market yields are calculated from composites of quotations obtained by the Federal Reserve Bank of New York.  The yield values are read from the yield curve at fixed maturities (as of the date of this product supplement, they are 1, 3 and 6 months and 1, 2, 3, 5, 7, 10 and 20 years).  This method provides a yield for a specific maturity, for example, even if no outstanding U.S. Treasury security has exactly the same number of years remaining to maturity.

For more information on how the Constant Maturity Treasury rate is determined, see the United States Treasury’s website at http://www.treasury.gov/.

Yield curve rates are normally available at the U.S. Department of the Treasury’s web site (http://www.treasury.gov/offices/domestic-finance/debt-management/interest-rate/index.shtml) as early as 4:30 PM and usually no later than 6:00 PM on each trading day.

Factors that may affect the CMT rate include:

•	supply and demand of U.S. Treasury Notes with similar time remaining to maturity;

•	general economic, financial, political or regulatory conditions;

•	monetary policies of the Federal Reserve Bank, changes in the Federal funds rate and changes in the shape of the yield curve; and

•	inflation and expectations concerning inflation.

What are some factors that affect the USD Swap Rates and the spread between two USD Swap Rates with different designated maturities?

Factors that may affect the USD Swap Rates and the spread between two USD Swap Rates include:

•
Monetary policy.  An easing of monetary policy historically is associated with an increased spread between two USD Swap Rates with different designated maturities, and a tightening of monetary policy is historically accompanied by narrowing spreads between the two USD Swap Rates.

•
Interest rate volatility.  Increased volatility is historically associated with an increased spread between long and short term interest rates, including the spread between two USD Swap Rates with different designated maturities, and, conversely, decreased volatility is historically associated with tighter spreads.

•
Inflation rate.  Higher inflation rates have historically been associated with larger spreads between long and short term interest rates, including the spread between two USD Swap Rates with different designated maturities, and, conversely, lower inflation rates have been historically associated with tighter spreads.

•
Interest rate levels.  Higher overall interest rates tend to be associated with higher spreads in the interest rate market than lower spreads, and may also affect the spread between two USD Swap Rates with different designated maturities.

Please note that historical trends are not indicative of future behavior of the USD Swap Rates and the spread between two USD Swap Rates with different designated maturities.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the Notes, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection, if any, which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.

Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.

Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

What are the tax consequences of the Notes?

The tax consequences of a particular issuance of Notes will depend on the terms of those Notes, and therefore the applicable pricing supplement for an issuance of Notes will disclose the appropriate tax treatment of such Notes.  Depending on their terms, the Notes might be treated, alternatively, as “variable rate debt instruments,” “contingent payment debt instruments,” “short-term debt obligations” or another type of debt instrument subject to special rules.  Generally, there will be no withholding tax on amounts paid to a Non-U.S. Holder (as defined herein) of Notes, provided certain certification requirements are satisfied.  See the section entitled “Certain United States Federal Income Tax Considerations” for additional discussion of the U.S. federal income tax treatment of the ownership and disposition of the Notes.

Please see the accompanying Prospectus for a discussion of certain Swiss tax considerations relating to the Notes.

UBS Financial Services Inc. and its affiliates and employees do not provide tax advice.  You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of owning and disposing of the Notes, as well as any consequences under the laws of any state, local or non-U.S. taxing jurisdiction.

How will the interest payable in respect of each interest period be calculated?

The interest payable on your Notes in respect of any interest period will depend on whether the Applicable Interest Rate for such interest period is a Specified Rate or a Range Accrual Rate.

If the Applicable Interest Rate for the relevant interest period is a Specified Rate:

Step 1:    Determine the Specified Rate
The Specified Rate for any interest period shall be as specified in, or determined pursuant to, the relevant applicable pricing supplement.

Step 2:    Calculate the amount of interest to be paid on the Notes
The amount of interest to be paid on the Notes for such interest period is equal to the product of (a) the principal amount of the Notes, (b) the Specified Rate for such interest period, and (c) the number of days in that interest period divided by 360 (with the number of days to be calculated on the basis of the actual number of days elapsed and a year of 360 days).

With respect to any Range Accrual Rate, the Base Rate, the Reference Rate and the range specified in the applicable pricing supplement, and unless otherwise specified in the applicable pricing supplement, will be calculated as follows:

If the Applicable Interest Rate for the relevant interest period is a Range Accrual Rate:

Step 1:    Determine the Reference Rate
For Reference Rates of USD LIBOR, CMT rate, USD Swap Rate or Spread Rate, see page PS-21 for means of calculating.  For other Reference Rates, see the relevant applicable pricing supplement.

Step 2:    Determine the applicable Reference Rate for each day during such relevant interest period

•
The applicable Reference Rate with respect to any Business Day (other than the four Business Days immediately preceding the interest payment date for the relevant interest period) shall be the Reference Rate on such day;

•
for any calendar day during an interest period that is not a Business Day, the applicable Reference Rate shall be the Reference Rate as determined in respect of the immediately preceding Business Day; and

•
for the four Business Days immediately preceding the interest payment date during an interest period, the applicable Reference Rate shall be the Reference Rate for the fifth Business Day immediately preceding such interest payment date.

Step 3:    Calculate the Applicable Interest Rate
The Applicable Interest Rate for an interest period will be equal to the product of (a) the applicable Base Rate, and (b) a fraction, the numerator of which is equal to the number of days during such interest period on which the applicable Reference Rate falls within the relevant specified range and the denominator of which is the number of actual days in such interest period.

Another way to express the Applicable Interest Rate for such interest period is as a formula:

Applicable Interest Rate = Base Rate x (n/N)

where “n” is equal to the number of days during such interest period on which the applicable Reference Rate falls within the relevant specified range and “N” is the number of actual days in such interest period.

Step 4:    Calculate the amount of interest to be paid on the Notes
The amount of interest to be paid on the Notes for an interest period is equal to the product of (a) the principal amount of the Notes, (b) the Applicable Interest Rate for that interest period, and (c) the number of days in that interest period divided by 360 (with the number of days to be calculated on the basis of a year of 360 days consisting of twelve 30-day months).

Hypothetical examples of how the interest amount payable on the Notes is calculated for a single interest period

The following hypothetical examples show the interest amount payable on the Notes for a single interest period, based on a range of hypothetical Applicable Interest Rates and on various specified key assumptions.  The applicable pricing supplement may also include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Notes at maturity and interest amount payable on the Notes.

Any table, chart or calculation showing hypothetical payment amounts is provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results.

As calculated below and in the applicable pricing supplement, the hypothetical interest payment amount on your Notes may bear little or no relationship to the actual market value of your Notes on that date or at any other time, including any time over the term of the Notes that you might wish to sell your Notes. In addition, you should not view the hypothetical interest payment amounts as an indication of the possible financial return on an investment in your Notes, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account.

1.           Hypothetical Example for interest linked to the 3-Month USD LIBOR

Assumptions:

Reference Rate:	3-Month USD LIBOR
Principal amount of the Notes:	$1,000
Number of days in the interest period:	90
Base Rate:	5.60% per annum

The following table illustrates how the Applicable Interest Rate is calculated based on the number of days the 3-Month USD LIBOR is within the specified range:

Base Rate	Number of days in an interest period for which the 3-Month USD LIBOR rate is within the specified range	Applicable Interest Rate (annualized)	Interest Amount in the interest period
5.60%	90	5.60%	$14.00
5.60%	60	3.73333%*	$9.33*
5.60%	30	1.86667%	$4.67
5.60%	0	0%	0
* Given the Base Rate and the number of days in the interest period for which the 3-Month USD LIBOR rate is within the specified range (as set out in the table), the Applicable Interest Rate and the amount of interest to be paid is calculated, respectively, as follows:

➢	Applicable Interest Rate = 5.60% x (60/90) = 3.73333%
➢	Interest Amount = $1,000 x 3.73333% x 90/360 = $9.33

Fluctuations in the level of the 3-Month USD LIBOR rate make the effective return on the Notes difficult to predict and can result in effective interest rates to holders of the Notes that are lower than anticipated and which can equal zero for one or more interest periods.

2.           Hypothetical Payment Amounts on Your Notes

Assumptions:

Reference Rate:	10-Year CMT Rate

Hypothetical Examples

Principal amount of the Notes:	$1,000
Number of days in the interest period:	90
Base Rate:	6.45%

The following table illustrates how the Applicable Interest Rate is calculated based on the number of days the 10-year CMT rate is within the specified range:

Base Rate	Number of days in an interest period for which the 10-year CMT rate is within the specified range	Applicable Interest Rate (annualized)	Interest Amount in the interest period
6.45%	90	6.45%	$16.13
6.45%	60	4.30%*	$10.75*
6.45%	30	2.15%	$5.38
6.45%	0	0%	0

* Given the Base Rate and the number of days in the interest period for which the 10-year CMT rate is within the specified range, the Applicable Interest Rate and the amount of interest to be paid is calculated, respectively, as follows:

➢	Applicable Interest Rate = 6.45% x (60/90) = 4.30%
➢	Interest Amount = $1,000 x 4.30% x 90/360 = $10.75

Fluctuations in the level of the 10-year CMT rate make the effective return on the Notes difficult to predict and can result in effective interest rates to holders of the Notes that are lower than anticipated and which can equal to zero for one or more interest periods.

3.           Hypothetical Example for interest linked to the daily spread between USD Swap Rates with different designated maturities

Assumptions:

Spread:	The excess (if any) of one USD Swap Rate over another USD Swap Rate with different designated maturity
Principal amount of the Notes:	$1,000
Number of days in the interest period:	90
Base Rate:	6.82% per annum

The following table illustrates how the Applicable Interest Rate is calculated based on the number of days the spread between the USD Swap Rates with different designated maturities is within the specified range:

Base Rate	Number of days in an interest period for which the daily spread is within the specified range	Applicable Interest Rate (annualized)	Interest Amount in the interest period
6.82%	90	6.82%	$17.05
6.82%	60	4.54667%*	$11.37*
6.82%	30	2.27333%	$5.68
6.82%	0	0%	0

Hypothetical Examples

* Given the Base Rate and the number of days in the interest period for which the spread between the USD Swap Rates with different designated maturities is within the specified range (as set out in the table), the Applicable Interest Rate and the amount of interest to be paid is calculated, respectively, as follows:

➢	Applicable Interest Rate = 6.82% x (60/90) = 4.54667%
➢	Interest Amount = $1,000 x 4.54667% x 90/360 = $11.37

Fluctuations in the spread between USD Swap Rates with different designated maturities make the Applicable Interest Rate on the Notes unpredictable and as a result the effective return to holders of the Notes may be lower than anticipated or even be zero for one or more interest periods.

Risk Factors

Risk Factors Relating to Range Accrual Notes

The return on your Notes may be linked to changes in the applicable Reference Rate.  An investment in the Notes involves risks, the most significant of which are described in this section.  While some of the risks related to the Notes are summarized here, we urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement (including any free writing prospectus), before investing in the Notes.

General Risk Factors

The interest payable on the Notes is uncertain, and movements in interest rates will affect whether or not and the extent to which you will receive interest on the Notes.

The maximum interest rate for any interest period is the Base Rate specified in the applicable pricing supplement for such period, and, unless otherwise specified in that applicable pricing supplement, the Notes will only bear interest for such interest period at that rate if the applicable Reference Rate remains within the relevant specified range on every day during such interest period.  However, for each day during an interest period on which the Reference Rate is outside the specified range applicable to such period, the applicable interest rate for that interest period will be reduced, and if the Reference Rate remains outside the relevant specified range for an entire interest period, the applicable interest rate for that interest period will be zero.

The market value of the Notes may be influenced by unpredictable factors

The market value of your Notes may fluctuate between the date you purchase them and the date when the Calculation Agent will determine your payment at maturity.  As a result, if you sell your Notes prior to maturity in the secondary market, you may have to do so at a significant loss.  Several factors, many of which are beyond our control, will influence the market value of the Notes.  We expect that generally the Reference Rate on any day and expectations relating to the future level of such Reference Rate will affect the market value of the Notes more than any other single factor.  Factors that may influence the market value of the Notes include:

➢	supply and demand for the Notes, including inventory positions held by UBS Securities LLC, UBS Financial Services, Inc, any of our affiliates or any other market maker;

➢	economic, financial, political and regulatory or judicial events that affect financial markets generally;

➢	interest rates in the market generally;

➢	the time remaining to maturity;

➢	our right to redeem the Notes;

➢	the creditworthiness and credit ratings of UBS; and

➢	expectations about future levels and volatility of the Reference Rate.

Market factors may influence whether we exercise our right to redeem the Notes prior to their scheduled maturity.

It is more likely that we will redeem the Notes prior to their maturity date if the Reference Rate is such that the amount of interest to be paid on the Notes increases, resulting in an amount of interest payable on the Notes greater than that for instruments of a comparable maturity and credit rating trading in the market.  If the Notes are called prior to their maturity date, you may be unable to invest in securities with similar risk and yield as the Notes.  Your ability to realize market value appreciation is limited by our right to redeem the Notes prior to their scheduled maturity.

Risk Factors

There may not be an active trading market in the Notes – Sales in the secondary market may result in significant losses.

There may be no secondary market for the Notes.  We do not intend to list the Notes on any stock exchange or automated quotation system, and it is not possible to predict whether a secondary market will develop for the Notes.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or result in trading of Notes at prices advantageous to you.  UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the Notes, but they are not required to do so.  Even if UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the Notes, they may stop such market-making activities at any time.

You should be willing to hold your Notes until maturity.  If you sell your Notes before maturity, you may have to do so at a substantial discount from your initial investment and, as a result, you may suffer substantial losses.  In addition, you will not receive principal protection.

Trading by UBS AG or its affiliates in the market for the applicable Reference Rate may impair the value of the Notes.

We and our affiliates are active participants in the market for various Reference Rates (or in the case of a Spread Rate, the components thereof) as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more Reference Rate transactions.  In addition, as described below under “Use of Proceeds and Hedging” on page PS-26, we or one or more of our affiliates may hedge our exposure under the Notes by entering into various transactions.  We may adjust these hedges at any time and from time to time.  Our trading and hedging activities may have a material adverse effect on the applicable Reference Rate (or in the case of a Spread Rate, the components thereof) and make it less likely that you will receive a return on your investment in the Notes.  It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the Notes may decline.

Our business activities may create conflicts of interest.

Our trading activities related to the Reference Rate may be entered into on behalf of UBS, our affiliates or customers other than the holders of the Notes or on their behalf.  Any of these trading activities may affect the Reference Rate (or in the case of a Spread Rate, the components thereof) and, as a result, the amount of interest payable on the Notes in a manner that is adverse to you as holder of the Notes.  It is possible that UBS or its affiliates or customers other than you could receive significant returns from these trading activities while the value of or amounts payable under the Notes may decline.  Accordingly, these trading activities may present conflicts of interest between UBS and you.

The inclusion in the original issue price of commissions, compensation and projected profits from hedging is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions, if at all, will likely be lower than the initial public offering price, since the initial public offering price will include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes.  In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

We may have conflicts of interests arising from our relationships with the Calculation Agent.

You should be aware that UBS AG, acting through its London Branch, in its capacity as Calculation Agent for the Notes, is under no obligation to take your interests into consideration in determining any Reference Rate.  UBS AG, acting through its London Branch, will also determine the Applicable Interest

Risk Factors

Rate and the redemption payment to be made on the Notes.  Because these determinations by the Calculation Agent will affect the interest, redemption payment and the payment at maturity on the Notes, conflicts of interest may arise in connection with its performance of its role as Calculation Agent.

Our writing of research reports on interest rates may create conflicts of interest between you and us

UBS or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any such research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice.  You should make your own independent investigation into the merits of investing in the Notes and the applicable Reference Rate.

No current research recommendation on the Notes

Unless otherwise specified in the applicable pricing supplement, neither UBS nor any of its subsidiaries or affiliates currently publishes research on, or assigns a research recommendation to, the Notes.

The Notes are not insured by the FDIC

The Notes are not deposit liabilities of UBS and neither the Notes nor your investment in the Notes is insured by the United States Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency of the United States, Switzerland or any other jurisdiction.

The amount we will pay you to redeem your Notes because we are required to pay additional amounts in respect of tax withholding is uncertain.

If we redeem your Notes because we are required to pay additional amounts in respect of tax withholding, we will pay you a redemption price for your Notes that will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions.  Such redemption price would take into consideration the net present value of expected future payments of the principal and interest on the Notes.  If it is expected that future interest payments on the Notes will be small or zero, the net present value would depend primarily on the present value of the repayment of the principal amount at maturity, which could result in a redemption price below par.

Risk Factors Related to Range Accrual Notes Linked to USD LIBOR Rates

Historical performance of USD LIBOR rate should not be taken as an indication of the future performance of such USD LIBOR rate during the term of the Notes.

It is impossible to predict whether any USD LIBOR rate will rise or fall.  USD LIBOR rate will be influenced by complex and interrelated political, economic, financial and other factors, and therefore, historical performance of USD LIBOR rates should not be taken as an indication of the future performance of such rates during the term of the Notes.  Factors that may influence USD LIBOR rate include:

➢	supply and demand among banks in London for U.S. Dollar-denominated deposits with a similar time remaining to maturity;

➢	general economic, financial, political or regulatory conditions;

➢	changes in interest rates generally;

➢	monetary policies of the Federal Reserve Bank; and

➢	inflation and expectations concerning inflation.

Risk Factors

Trading by UBS AG or its affiliates in the London interbank market may impair the value of the Notes

We and our affiliates are active participants in the London interbank market for U.S. Dollar deposits as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more transactions related to U.S. Dollar deposits in the London interbank market.  In addition, as described below under “Use of Proceeds and Hedging” on page PS-26, we or one or more of our affiliates may hedge our exposure under the Notes by entering into various transactions.  We may adjust these hedges at any time and from time to time.  Our trading and hedging activities may have a material adverse effect on the applicable USD LIBOR rate and make it less likely that you will receive a return on your investment in the Notes.  It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the Notes may decline.

Our business activities related to U.S. Dollar deposits may create conflicts of interest

Our trading activities related to U.S. Dollar deposits in the London interbank market may be entered into on behalf of UBS, its affiliates or customers other than for the account of the holders of the Notes or on their behalf.  Accordingly, these trading activities may present conflicts of interest between UBS and you.

Risk Factors Relating to Range Accrual Notes Linked to a CMT Rate

Historical performance of the CMT rate should not be taken as an indication of the future performance of the CMT rate during the term of the Notes.

It is impossible to predict whether the CMT rate will rise or fall.  The CMT rate will be influenced by complex and interrelated political, economic, financial and other factors.  Therefore, historical performance of the CMT rate should not be taken as an indication of the future performance of the CMT rate during the term of the Notes.

Factors that may influence the Constant Maturity Treasury rate include:

➢	supply and demand of U.S. Treasury Notes with a similar number of years remaining to maturity;

➢	general economic, financial, political or regulatory conditions;

➢	monetary policies of the Federal Reserve Bank, changes in the Federal funds rate and changes in the shape of the yield curve; and

➢	inflation and expectations concerning inflation.

Trading by UBS AG or its affiliates in the U.S. Treasury market may impair the value of the Notes

We and our affiliates are active participants in the U.S. Treasury market as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more U.S. Treasury transactions.  In addition, as described below under “Use of Proceeds and Hedging” on page PS-26, we or one or more of our affiliates may hedge our U.S. Treasury exposure under the Notes by entering into various transactions.  We may adjust these hedges at any time and from time to time.  Our trading and hedging activities may have a material adverse effect on the Constant Maturity Treasury rate and make it less likely that you will receive a return on your investment in the Notes.  It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the Notes may decline.

Risk Factors

Risk Factors Applicable to Range Accrual Notes Linked to a spread between USD Swap Rates with different designated maturities

Historical performance of the spread between a long term USD Swap Rate and a short term USD Swap Rate should not be taken as an indication of the future performance of the long term USD Swap Rate and the short term USD Swap Rate during the term of the Notes.

It is impossible to predict whether the spread between a long term USD Swap Rate and short term USD Swap Rate will increase or decrease.  The spread between a long term USD Swap Rate and short term USD Swap Rate will be influenced by complex and interrelated political, economic, financial and other factors; therefore, the historical spread between the long term USD Swap Rate and short term USD Swap Rate should not be taken as an indication of the future performance of the spread between the long term USD Swap Rate and short term USD Swap Rate during the term of the Notes.

Factors that may affect the level of a long term USD Swap Rate and short term USD Swap Rate and the spread between them include:

•
Monetary policy.  An easing of monetary policy historically is associated with an increased spread between a long term USD Swap Rate and a short term USD Swap Rate, and a tightening of monetary policy is historically accompanied by narrowing spreads between the two USD Swap Rates.

•
Interest rate volatility.  Increased volatility is historically associated with an increased spread between long and short term interest rates, including the spread between the long term USD Swap Rate and short term USD Swap Rate, and, conversely, decreased volatility is historically associated with tighter spreads.

•
Inflation rate.  Higher inflation rates have historically been associated with larger spreads between long and short term interest rates, including the spread between long and short term USD Swap Rates, and, conversely, lower inflation rates have been historically associated with tighter spreads.

•
Interest rate levels.  Higher overall interest rates tend to be associated with higher spreads in the interest rate market than lower spreads, and may also affect the spread between the long and short term USD Swap Rates.

Please note that historical trends are not indicative of future behavior of a long term USD Swap Rate, the short term USD Swap Rate and the spread between the two USD Swap Rates.

Trading by UBS or its affiliates in the U.S. Dollar swap rate market may impair the value of the Notes

We and our affiliates are active participants in the U.S. Dollar swap rate market as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more transactions related to the USD Swap Rates.  In addition, as described below under “Use of Proceeds and Hedging” on page PS-26, we or one or more of our affiliates may hedge our exposure under the Notes by entering into various transactions.  We may adjust these hedges at any time and from time to time.  Our trading and hedging activities or other financial activity of ours may have a material adverse effect on the spread between the USD Swap Rates with different designated maturities and make it less likely that you will receive a return on your investment in the Notes.  It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the Notes may decline.

Valuation of the Notes

At maturity. You will receive a cash payment at maturity (or upon redemption, except in the case of an Optional Tax Redemption) equal to the principal amount of your Notes plus any accrued but unpaid interest.

Prior to maturity. You should understand that the market value of your Notes prior to maturity will be affected by several factors, many of which are beyond our control and interrelated in complex ways. Where the Applicable Interest Rate is a Specified Rate, we expect that generally the Specified Rate as compared to the current market rate and expectations about future levels and volatility of market rates will affect the market value of your Notes more than any other single factor.  Where the Applicable Interest Rate is a Range Accrual Rate, we expect that generally the Reference Rate(s) on any day and expectations about future levels and volatility of the Reference Rate(s) will affect the market value of your Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. and other market makers, the time remaining to maturity, our right to redeem the Notes, if applicable, and the creditworthiness of UBS.  See “Risk Factors” beginning on page PS-13 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Notes:

General

The Notes are senior unsecured obligations of UBS AG, acting through it's Jersey Branch, that rank equally with our other unsecured unsubordinated obligations.  The Notes will be issued in fully registered form only as a global note held and settled through The Depositary Trust Company or Euro Clear.  See “Description of Debt Securities We May Offer—Form, Exchange and Transfer of Debt Securities” in the accompanying prospectus for a detailed discussion of the form of the Notes.

Interest

Range Accrual Notes are medium-term senior Notes issued by us with interest linked to the values of one or more Reference Rates, as specified in the applicable pricing supplement.

Unlike ordinary debt securities, the interest rate applicable to Range Accrual Notes may vary from interest period to interest period.  The “Applicable Interest Rate” for any interest period (as specified in the applicable pricing supplement) will be either (a) a specified fixed or floating interest rate (a “Specified Rate”) or (b) a rate (a “Range Accrual Rate”) equal to the Base Rate multiplied by a fraction, with a numerator equal to the number of days during such interest period on which the applicable Reference Rate falls within the range of values specified in the applicable pricing supplement and the denominator of which is the number of actual days in such interest period.  For purposes of determining the Range Accrual Rate (a) the applicable Reference Rate with respect to any calendar day (other than the four Business Days immediately preceding the interest payment date for the relevant interest period) that is not a Business Day shall be the Reference Rate for the immediately preceding Business Day; and (b) the applicable Reference Rate with respect to the four Business Days immediately preceding the interest payment date for the relevent interest period shall be the Reference Rate for the fifth Business Day immediately preceding such interest payment date.

The Notes will bear interest at the Applicable Interest Rate, payable at the intervals specified in the applicable pricing supplement.  If any interest payment date is not a Business Day, then the interest payment date will be the first following day that is a Business Day unless that day falls in the next calendar month, in which case the interest payment date will be the first preceding day that is a Business Day.  Unless otherwise specified in the applicable pricing supplement, interest will be computed on the basis of the actual number of days elapsed and a 360-day year.

Interest Period.  The initial interest period will begin on, and include, the original issue date and end on, but exclude, the first interest payment date.  Each subsequent interest period will begin on, and include, the interest payment date for the preceding interest period and end on, but exclude, the next following interest payment date.  The final interest period will begin on, and include, the interest payment date for the preceding interest period and end on, but exclude the Maturity Date or any earlier redemption date.

General Terms of the Notes

Applicable Interest Rate.  Unlike ordinary debt securities, the interest rate applicable to Range Accrual Notes may vary from interest period to interest period.  The “Applicable Interest Rate” for any interest period (as specified in the applicable pricing supplement) will be either (a) a specified fixed or floating interest rate (a “Specified Rate”) or (b) a rate (a “Range Accrual Rate”) equal to the Base Rate multiplied by a fraction, the numerator of which is the number of days during such interest period on which the applicable Reference Rate falls within the range of values specified in the applicable pricing supplement and the denominator of which is the number of actual days in such interest period.  For purposes of determining the Range Accrual Rate (a) the applicable Reference Rate with respect to any calendar day (other than the four Business Days immediately preceding the interest payment date for the relevant interest period) that is not a Business Day shall be the Reference Rate for the immediately preceding Business Day; and (b) the applicable Reference Rate with respect to the four Business Days immediately preceding the interest payment date for the relevent interest period shall be the Reference Rate for the fifth Business Day immediately preceding such interest payment date.

Base Rate.  The “Base Rate” for an interest period will be a rate equal or linked to either a fixed or variable rate specified in the applicable pricing supplement.  The method of calculating the Base Rate will be specified in the applicable pricing supplement.

Reference Rate. The interest on the Notes may be based on the London Inter-Bank Offer Rate for deposits in U.S. Dollars (“ USD LIBOR”) with such designated maturities as set forth in the applicable pricing supplement (including but not limited to the 3-Month USD LIBOR, 6-Month USD LIBOR or 12-Month USD LIBOR), the constant maturity rate for Treasury Bills (“CMT”) with such designated maturities as set forth in the applicable pricing supplement (including but not limited to the 2-Year CMT rate and the 10-Year CMT rate), a USD Swap Rate with such designated maturities as set forth in the applicable pricing supplement (including but not limited to the 2-Year USD Swap Rate and 10-Year USD Swap Rate), an amount (expressed as a percentage per annum, a “Spread Rate”) equal to the excess (a “Spread”) of one such rate over another such rate or of one rate or Spread over another rate or Spread, or any other market rate or spread specified in the applicable pricing supplement.

➢
If the applicable pricing supplement specifies a USD LIBOR rate as a Reference Rate, then unless otherwise specified therein, the USD LIBOR rate in U.S. Dollars with respect to a certain designated maturity set forth in the applicable pricing supplement is, as determined by the Calculation Agent is

•
for any Business Day, the offered rate (British Bankers’ Association) for deposits in U.S. Dollars for a period equal to such designated maturity, commencing on such Business Day, which appears on Reuters page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on that Business Day.  If the USD LIBOR cannot be determined on any Business Day as described above, then the USD LIBOR will be determined on the basis of the rates, at approximately 11:00 a.m. London time on that Business Day, at which deposits in U.S. Dollars for a period equal to such designated maturity are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent, beginning on that Business Day in a representative amount.  The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate.  If at least two quotations are provided, the USD LIBOR for that Business Day will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as described above, the USD LIBOR for that Business Day will be the arithmetic mean of the rates for loans, in U.S. Dollars for a period for a period equal to such designated maturity, to leading European banks quoted, at approximately 11:00 a.m. in New York, New York, on that Business Day, by three major banks selected by the Calculation Agent, beginning on that Business Day in a representative amount.  If fewer than three banks selected

General Terms of the Notes

by the Calculation Agent are quoting as described above, the USD LIBOR for that Business Day will be determined by the Calculation Agent in a commercially reasonable manner and in its sole and absolute discretion.

➢
If the applicable pricing supplement specifies a CMT rate as a Reference Rate, then unless otherwise specified therein, the CMT rate with respect to a certain designated maturity as set forth in the applicable pricing supplement is, as determined by the Calculation Agent:

•
for any Business Day, the rate for a period equal to such designated maturity set forth in the weekly statistical release designated as H.15(519) as displayed on Reuters Page 7051 for such Business Day;

•	If the CMT rate cannot be determined in the manner described above, the following procedures will be used:

o
If the applicable rate described above is not displayed on Reuters Page 7051 by 3:30 p.m. (New York City time) on such Business Day, unless the calculation is made earlier and the rate is available from that source at that time on such date, then the applicable rate will be the Treasury constant maturity rate having such designated maturity as published in H.15(519) or another recognized electronic source for displaying the rate.

o
If the applicable rate described above is not published in H.15(519) or another recognized electronic source for displaying such rate by 3:30 p.m. (New York City time) on such Business Day, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the Treasury constant maturity rate, or other United States Treasury rate, for the designated maturity and with reference to the particular Business Day, that is published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury and that the Calculation Agent determines to be comparable to the rate formerly displayed on Reuters Page 7051 and published in H.15(519).

o
If the rate described in the prior paragraph cannot be determined, then the Calculation Agent will determine the CMT rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 p.m. (New York City time), on such Business Day reported, according to their written records, by three leading primary United States government securities dealers in New York City.  The Calculation Agent will select five such securities dealers, and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct non-callable fixed rate obligations of the United States Treasury (“Treasury Notes”) with an original maturity of approximately the same designated maturity as the Reference Rate as set forth in the applicable pricing supplement, and a remaining term to maturity of no more than one year shorter than the designated maturity of the Reference Rate.  If two Treasury Notes with an original maturity as described above have remaining terms to maturity equally close to that of the designated maturity of the Reference Rate, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

•
If the Calculation Agent cannot obtain three Treasury Note quotations of the kind described in the prior paragraph, the Calculation Agent will determine the CMT rate to be the yield to maturity based on the average of the secondary market offered rates for Treasury Notes with an original maturity longer than that of the designated maturity of the Reference Rate, which have a remaining term to maturity closest to that of the designated maturity of the Reference Rate, and in a representative amount, as of approximately 3:30 p.m. (New York City time), on such

General Terms of the Notes

Business Day of leading primary United States government securities dealers in New York City.  In selecting these offered rates, the Calculation Agent will request quotations from at least five such securities dealers and will disregard the highest quotation (or if there is equality, one of the highest) and the lowest quotation (or if there is equality, one of the lowest).  If two Treasury Notes with an original maturity longer than that of the designated maturity of the Reference Rate, have remaining terms to maturity that are equally close to the designated CMT Index Maturity, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.  If fewer than five but more than two of the leading primary United States government securities dealers are quoting as described above, then the CMT rate for such Business Day will be based on the average of the offered rates obtained, and neither the highest nor the lowest of those quotations will be eliminated.  If two or fewer leading primary United States government securities dealers selected by the Calculation Agent are quoting as described above, the CMT rate will be determined by the Calculation Agent acting in good faith in light of the commercial circumstances.

➢
Unless otherwise specified in the applicable pricing supplement, a “USD Swap Rate” means, for any day, the rate, expressed as a percentage, for U.S. Dollar swaps with a maturity of certain specified years, that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on such day.  If such rate does not appear on the Reuters Screen ISDAFIX1 on such date, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” (as defined below) as the applicable rate.  Examples of USD Swap Rates include the following:

•
The “USD 30-year Swap Rate” means, for any day, the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage, that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on such day.  If such rate does not appear on the Reuters Screen ISDAFIX1 on such date, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” (as defined below) as the applicable rate.

•
The “USD 10-year Swap Rate” means, for any day, the rate for U.S. Dollar swaps with a maturity of 10 years, expressed as a percentage, that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on such day.  If such rate does not appear on the Reuters Screen ISDAFIX1 on such date, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” (as defined below) as the applicable rate.

•
“USD 2-year Swap Rate” means, for any day, the rate for U.S. Dollar swaps with a maturity of two years, expressed as a percentage, that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on such day.  If such rate does not appear on the Reuters Screen ISDAFIX1 on such date, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” (as defined below) as the applicable rate.

“USD-CMS-Reference Banks” means, as of any Daily Spread Observation Date, the rate determined on the basis of the mid-market semi-annual swap rate quotations provided to the Calculation Agent by the Reference Banks (as defined below) at approximately 11:00 a.m., New York City time, on such Daily Spread Observation Date.  For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the Designated Maturity (as defined below) commencing on the second following New York Business Day and in a Representative Amount (as defined below) with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR with a designated maturity of three months.  If at least three quotations are provided, the rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).

General Terms of the Notes

If fewer than three quotations are provided, the rate for the relevant Daily Spread Observation Date will be determined by the Calculation Agent in a commercially reasonable manner and in its sole and absolute discretion.

“Reference Banks” means five leading swap dealers in the New York City interbank market selected by the Calculation Agent for the purposes of providing quotations as described above.

“Designated Maturity” means, with respect to a USD Swap Rate, the designated maturity term for such USD Swap Rate.  For example, the Designated Maturity to the USD 30-year Swap Rate is thirty years and to the USD 2-year Swap Rate is two years.

“Representative Amount” means an amount that, in the commercially reasonable judgment of the Calculation Agent, is representative for a single U.S. Dollar interest rate transaction in the relevant market at the relevant time.

➢
A “Spread Rate” means an amount (expressed as a percentage per annum) equal to the excess (a “Spread”) of one specified rate over another specified rate or of one specified rate or Spread over another specified rate or Spread.

Applicable Interest Rate.

➢
The applicable Reference Rate with respect to any Business Day (other than the four Business Days immediately preceding the interest payment date for the relevant interest period) shall be the Reference Rate on such day;

➢
for any calendar day during an interest period that is not a Business Day, the applicable Reference Rate shall be the Reference Rate as determined in respect of the immediately preceding Business Day; and

➢
for the four Business Days immediately preceding the interest payment date during an interest period, the applicable Reference Rate shall be the Reference Rate for the fifth Business Day immediately preceding such interest payment date.

Payment at Maturity

At maturity we will pay you the principal amount of your Notes plus any accrued and unpaid interest.

Maturity Date

The Maturity Date will be as stated in the applicable pricing supplement or, if that day is not a Business Day, on the first following day that is a Business Day unless that day falls in the next calendar month, in which case the maturity date will be the last Business Day of the then current calendar month.

Redemption Price Upon Optional Redemption on an Interest Payment Date

Unless otherwise specified in the applicable pricing supplement, we may, at our election redeem the Notes in whole, but not in part, on any interest payment date specified in the applicable pricing supplement, by giving at least five Business Days’ prior written notice to the trustee of the Notes.  The trustee will notify the holders promptly of such optional redemption.

If we elect to redeem your Notes on an interest payment date, we will pay you the principal amount of your Notes together with any accrued but unpaid interest thereon in accordance with the terms set forth in the accompanying prospectus under “Description of Notes We May Offer—Redemption, Repayment and Purchase.”

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Notes in the circumstances described under “Description of Notes We May Offer—Optional Tax Redemption” in the accompanying prospectus.  If we exercise this right, the

General Terms of the Notes

redemption price of the Notes will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity.  We describe the default amount below under “–Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes issued here are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes issued here as the outstanding principal amount of that Note.  Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes.  This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture.  We discuss these matters in the accompanying prospectus under “Description of Notes We May Offer—Default, Remedies and Waiver of Default” and “Description of Notes We May Offer Modification and Waiver of Covenants.”

Default Amount

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes.  That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest–or, if there is only one, the only–quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

General Terms of the Notes

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Days objection period have not ended before the Final Valuation Date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Modified Business Day

Unless otherwise specified in the applicable pricing supplement, when we refer to a “Business Day”, we mean any calendar day other than a Saturday or Sunday or any day on which banks and financial institutions in the city of New York are authorized or obligated by law or executive order to be closed.

Any payment on your Notes that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business day, unless such day falls in the next calendar month, in which case the payment date will be the last Business Day of the then current calendar month, in each case, with the same effect as if paid on the original due date.

For purposes of determining the USD LIBOR rate, a “Business Day” will exclude any day that is a day on which dealings in deposits in U.S. Dollars are not transacted, or with respect to any future date are expected not to be transacted, in the London interbank market.

Role of Calculation Agent

UBS AG, acting through its London Branch, will serve as the Calculation Agent.  We may change the Calculation Agent after the original issue date of the Notes without notice.  The Calculation Agent will make all determinations regarding Business Days, the Default Amount, Reference Rate, the daily spread and the amount of interest payable in respect of your Notes.  Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of your Notes at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Booking Branch

Unless otherwise specified in the applicable pricing supplement, the Notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In connection with the sale of the Notes, we or our affiliates may enter into hedging transactions involving the execution of interest rate swap and option transactions, purchases, sales and making of U.S. Dollar deposits in London, purchases and sales of U.S. Treasury securities or listed or over-the-counter options on U.S. Dollar deposits in London, on U.S. Treasury securities or linked to or related to changes in the USD Swap Rates or the execution of other derivative transactions with returns linked to or related to changes in the value of any Reference Rate and/or their yields both before and after the issue date of the Notes.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may:

➢	execute or terminate interest rate swap and option transactions;

➢	acquire or dispose of deposit of U.S. Dollars in the Inter-Bank market;

➢
take or dispose of positions in listed or over-the-counter options or other instruments based on deposit of U.S. Dollars in the Inter-Bank market or on U.S. Treasury securities, or linked to the USD Swap Rates; or

➢	do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment at maturity of your Notes. See “Risk Factors” on page PS-13 of this product supplement for a discussion of these adverse effects.

Certain United States Federal Income Tax Considerations

The following is a general discussion of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of Notes.  This discussion applies to you if you are an initial holder of Notes purchasing the Notes at the “issue price,” which is the first price at which a substantial amount of the Notes is sold (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and if you hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect.  This summary does not address all aspects of the U.S. federal income taxation of the Notes that may be relevant to you in light of your particular circumstances or if you are a holder of Notes who is subject to special treatment under the U.S. federal income tax laws, such as:

•	one of certain financial institutions;

•	a tax-exempt entity;

•	a dealer in securities or foreign currencies;

•	a regulated investment company;

•	a real estate investment trust;

•
a person holding the Notes as part of a hedging transaction, “straddle,” conversion transaction or other integrated transaction, or who has entered into a “constructive sale” with respect to the Notes;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. Dollar;

•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effects of any applicable state, local or foreign tax laws are not discussed.  You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of owning and disposing of the Notes, as well as any consequences under the laws of any state, local or non-U.S. taxing jurisdiction.

TAX TREATMENT OF THE NOTES

The applicable pricing supplement will set forth the appropriate tax treatment of the Notes.  Accordingly, the description of the tax consequences to U.S. Holders and Non-U.S. Holders, below, is subject to any additional discussion of tax consequences set forth in the applicable pricing supplement prepared in connection with each issuance of Notes.

TAX CONSEQUENCES TO U.S. HOLDERS

The following discussion applies to you only if you are a “U.S. Holder” of Notes.  You are a U.S. Holder if, for U.S. federal income tax purposes, you are a beneficial owner of a Note that is:

•	a citizen or resident of the United States,

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof, or

Certain United States Federal Income Tax Considerations

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Variable Rate Debt Instruments

The following is a summary of the tax treatment generally applicable to instruments treated for U.S. federal income tax purposes as “variable rate debt instruments.”  This summary will apply to the Notes only if specified in the applicable pricing supplement and is subject to any different or additional discussion of tax consequences described therein.

Interest paid on a Note generally will be taxable to you as ordinary interest income at the time it is accrued or received, in accordance with your method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange or retirement of a Note (including at maturity), you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your adjusted tax basis in the Note, which generally will equal the amount you paid to acquire the Note.  For these purposes, the amount realized does not include any amount attributable to accrued and unpaid interest, which will be treated for tax purposes in the same manner as interest.  Gain or loss realized on the sale, exchange or retirement of a Note generally will be capital gain or loss and will be long term capital gain or loss if at the time of such sale, exchange or retirement the Note has been held for more than one year.

Contingent Payment Debt Instruments

The following is a summary of the tax treatment generally applicable to instruments treated for U.S. federal income tax purposes as “contingent payment debt instruments.”  This summary will apply to the Notes only if specified in the applicable pricing supplement and is subject to any different or additional discussion of tax consequences described therein.

Under this treatment, the Notes generally will be subject to the original issue discount (“OID”) provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue as interest income the OID on the Notes as set forth below.

We will be required to determine a “comparable yield” for the Notes.  The “comparable yield” is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the Notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the Notes.  Solely for purposes of determining the amount of interest income that you will be required to accrue, we also will be required to construct a “projected payment schedule” in respect of the Notes representing a schedule of payments the amount and timing of which would produce a yield to maturity on the Notes equal to the comparable yield.  Unless otherwise specified in the applicable pricing supplement, you will be able to obtain the comparable yield and projected payment schedule by submitting a written request to our representative, whose name or title and address and/or telephone number will be printed in the applicable pricing supplement.

Neither the “comparable yield” nor the “projected payment schedule” will constitute a representation by us regarding the actual amount, if any, that we will pay on the Notes.

For U.S. federal income tax purposes, you will be required to use the comparable yield and projected payment schedule in determining interest accruals in respect of a Note, unless you timely disclose and justify the use of other estimates to the IRS.

Regardless of your accounting method, you generally will be required to accrue interest income on the Notes at the comparable yield.  Accordingly, subject to a sale, exchange or retirement of the Notes, you will be required to accrue an amount of OID for U.S. federal income tax purposes, for each accrual period prior to and including the Maturity Date of the Notes, that equals:

Certain United States Federal Income Tax Considerations

The product of (i) the adjusted issue price (as defined below) of the Notes as of the beginning of the accrual period and (ii) the comparable yield of the Notes, adjusted for the length of the accrual period;

divided by the number of days in the accrual period; and

multiplied by the number of days during the accrual period that you held the Notes.

For U.S. federal income tax purposes, the “adjusted issue price” of a Note is its issue price increased by any interest income previously accrued (without regard to any adjustments, as described below) and decreased by the projected amount of any prior payments (without regard to the actual amount of any prior payments).

In addition, you will have a “positive adjustment” if the amount of any contingent payment is more than the projected amount of that payment and a “negative adjustment” if the amount of the contingent payment is less than the projected amount of that payment.  The amount included in income as interest, as described above, will be adjusted upward by the amount, if any, by which the total positive adjustments in a taxable year exceed the total negative adjustments in such year (a “net positive adjustment”) and will be adjusted downward by the amount, if any, by which the total negative adjustments exceed the total positive adjustments in the taxable year (a “net negative adjustment”).  To the extent a net negative adjustment exceeds the amount of interest you otherwise would be required to include for the taxable year, it will give rise to an ordinary loss to the extent of (i) the amount of all previous interest inclusions under the Notes over (ii) the total amount of your net negative adjustments treated as ordinary losses in prior taxable years.  Any net negative adjustments in excess of  such amounts will be carried forward to offset future interest income in respect of the Notes or to reduce the amount realized on a sale, exchange or retirement of the Notes.  A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon a sale, exchange or retirement of a Note (including at maturity), you generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the Note.  Your tax basis in a Note will equal the cost thereof, increased by the amount of interest income previously accrued by you in respect of the Note (without regard to any adjustments, as described above) and decreased by the projected amount of all prior scheduled payments (without regard to the actual amount of those payments) with respect to the Notes.  You generally will treat any gain as interest income and any loss first as ordinary loss, to the extent of previous interest inclusions (less the amount of any prior net negative adjustments treated as ordinary losses), and then as a capital loss.

Losses recognized as described above are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.  The deductibility of capital losses, however, is subject to limitations.  Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS.  You should consult your tax advisor regarding these limitations and reporting obligations.

Special rules may apply if one or more contingent payments on the Notes becomes “fixed” (within the meaning of the applicable Treasury regulations) prior to the scheduled date of payment.  Generally, under these rules you would be required to make adjustments to account for the difference between any amounts so treated as fixed and the corresponding projected payment amounts in the manner described in the applicable Treasury regulations.  Your tax basis in the Note and the character of any gain or loss on the sale of the Note could also be affected.  You are urged to consult your tax advisor concerning the application of these special rules.

Certain United States Federal Income Tax Considerations

Short-Term Debt Obligations

The following is a summary of the tax treatment generally applicable to instruments treated for U.S. federal income tax purposes as short-term debt obligations.  This summary may be applicable to the Notes if they have a term of not more than one year (considering the last possible date that the Notes could be outstanding).  This summary will apply to the Notes, however, only if specified in the applicable pricing supplement, and it is subject to any different or additional discussion of tax consequences described therein.

If you are a cash-method taxpayer, interest paid on a Note generally will be taxable to you as ordinary interest income at the time it is received, although you instead may elect to accrue income on a Note.  If you are an accrual-method holder (or a cash-method holder who elects to accrue interest income on the Notes currently), you will be required to accrue such income on a straight-line basis, unless you elect a constant-yield method of accrual based on daily compounding.  A reasonable method of accruing income would be to accrue the relevant amount of interest attributable to each day during your accrual period that the applicable Reference Rate is within the specified range, as set forth in the applicable pricing supplement  Any interest accruals included in income with respect to the Notes will increase your adjusted basis in the Notes and affect the amount of gain or loss recognized by you on the sale, exchange or retirement of the Notes.

Upon maturity of the Notes, the excess (if any) of the proceeds received over your adjusted basis in the Notes will be treated as ordinary interest income.  Upon a sale, exchange or early retirement of a Note, you will recognize gain or loss in an amount equal to the difference between the amount received upon such sale, exchange or retirement and your adjusted basis in the Notes.  The portion of any gain that is attributable to accrued interest not previously included in income would be treated as ordinary income.  As discussed above, a reasonable method of accruing income would be to accrue the relevant amount of interest attributable to each day during your accrual period that the applicable Reference Rate is within the specified range.  The amount of any loss will be treated as a capital loss (which is subject to limitations).  You should consult your tax advisor regarding the proper treatment of any gain or loss recognized upon a sale or exchange of the Notes.

In addition, a cash-method holder who does not make the election to accrue interest currently will be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the Notes.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion will apply Non-U.S. Holders of the Notes, subject to any different or additional disclosure set forth in the applicable pricing supplement.  You are a “Non-U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Note that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a “Non-U.S. Holder” if you are an individual present in the United States for 183 days or more in the taxable year of disposition.  In this case, you should consult your own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Note.

There will be no U.S. federal income or withholding tax on interest on the Notes or on any gain realized on a sale, exchange or retirement of the Notes (including at maturity), provided generally that you certify on IRS form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements, and such amounts are not effectively connected with your conduct of a U.S. trade or business.

Certain United States Federal Income Tax Considerations

If you are engaged in a trade or business in the United States and if income or gain from the Notes is effectively connected with your conduct of such trade or business, you will generally be subject to regular U.S. federal income tax on such income or gain in the same manner as if you were a U.S. Holder.  In order to claim an exemption from withholding tax, you will be required to provide a properly executed IRS Form W-8ECI.  If this paragraph applies to you, you are urged to consult your own tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the Notes, including the possible imposition of a 30% branch profits tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Interest received (and, in the case of contingent payment debt instruments, OID accrued by a U.S. Holder) on a Note and payment of the proceeds received from a sale, exchange or other disposition  of Notes (including at maturity) will be subject to information reporting if you are not an “exempt recipient” (such as a corporation) and also will be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number) or meet certain other conditions.  If you are a Non-U.S. Holder and you comply with the certification procedures described in the preceding section, you will generally establish an exemption from backup withholding.  Information reporting, however, generally will apply with respect to any interest received or OID accrued by a Non-U.S. Holder on a Note (even if no withholding tax applies thereto).

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

ERISA Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investments funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates, may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of Section 4975 of the Code with respect to ERISA Plans as well as certain individual retirement accounts and other arrangements subject to Section 4975 of the Code (together with ERISA Plans, “Plans”).  The acquisition of the Notes by any such Plan with respect to which we are a party in interest or disqualified person may constitute a prohibited transaction, unless an exemption applies or there is some other basis on which the purchase and holding of the Notes is not prohibited.  Five prohibited transaction class exemptions issued by the Department of Labor might apply to exempt the purchase, sale and holding of the Notes from the prohibited transaction provisions of ERISA and the Code.  The class exemptions are Prohibited Transaction Class Exemption (“PTCE”) 96-23 (for transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment trusts), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) provides a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction.

Accordingly, by acquiring the Notes, each purchaser and subsequent transferee will be deemed to have represented and warranted on each day from and including the date of its acquisition of the Notes through and including the date of its disposition of the Notes that either (i) no portion of the assets used by such purchaser or transferee to acquire the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such purchaser or transferee is exempt from the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code pursuant to Section 408(b)(17) of ERISA or PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 or (iii) there is no basis on which the purchase and holding could constitute a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code.

Although the foregoing fiduciary responsibility and prohibited transaction rules generally do not apply to governmental plans, as defined in Section 3(32) of ERISA, certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), similar rules may apply to such plans under other applicable laws or documents (“Similar Laws”).  Accordingly, any party using the assets of a governmental plan, church plan or non-U.S. plan to acquire or hold the Notes will be deemed to have represented and warranted on each day from and including the date of its acquisition of the Notes through and including the date of its disposition of the Notes that the purchase and holding of the Notes by such plan does not constitute a non-exempt prohibited transaction under any laws or documents similar to the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code.

ERISA Considerations

The discussion above supplements the discussion under “ERISA Matters” in the accompanying prospectus.  Any person proposing to acquire Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto and the fiduciary delegation issue described above.  Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws.  The sale of any Notes to a Plan or other benefit plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plan investors generally or any particular Plan or other benefit plan investor, or that such an investment is appropriate for such plan investors generally or any particular Plan or other benefit plan investor.

Supplemental Plan of Distribution

Unless otherwise specified in the applicable pricing supplement, with respect to each Note to be issued, UBS will agree to sell to UBS Securities LLC and UBS Financial Services Inc. and their affiliates, and UBS Securities LLC and UBS Financial Services Inc and their affiliates. will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the applicable pricing supplement. Each Note will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the Notes they purchase at the original issue price specified in the applicable pricing supplement. UBS Securities LLC and UBS Financial Services Inc. and their affiliates may resell Notes to securities dealers at a discount from the original issue price applicable to the offered Notes up to the underwriting discount set forth in the applicable pricing supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with any Notes offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.

We may deliver certain Notes against payment for the Notes on or about the fourth or fifth Business Day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding Business Day will be required, for any offerings in which we expect Notes initially to settle in four or five Business Days (T+4 or T+5), to specify alternative settlement arrangements to prevent a failed settlement. We will specify any such T+4 or T+5 plan of distribution in the applicable pricing supplement.